Exhibit 3.25

OPERATING AGREEMENT

OF

SIGMATEL, LLC

A DELAWARE LIMITED LIABILITY COMPANY

This Operating Agreement (the “Agreement”) of SigmaTel, LLC, a Delaware limited liability company (the “Company”), is made and entered into effective as of January 1, 2009 (the “Effective Date”) by Freescale Semiconductor, Inc., a Delaware corporation, as the sole Member (the “Member”).

NOW THEREFORE, the Member, by this Agreement, sets forth the operating agreement for the Company under the laws of the State of Delaware.

1. Rights and Obligations; Term. The rights and obligation of the Member and the terms and conditions under which the Company shall operate shall be governed by the Delaware Limited Liability Company Act (§§18-101 et seq.), as amended from time to time (the “Act”) and this Agreement. To the extent the provisions of the Act and this Agreement are inconsistent with respect to my subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by law. The term of the Company shall continue until it is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement. Except as otherwise provided herein, the Company shall have perpetual existence.

2. Name. The name of this Company shall be SigmaTel, LLC. The business of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Member deem appropriate or advisable.

3. Purpose. The purpose of the Company is to engage in any lawful activity which a limited liability company may carry on under the Act. Nothing in this Agreement shall prohibit the Member from engaging in any business, investment or other activity of any kind.

4. Authorized Person. The Member acknowledges that Daryl Raiford was designated as an authorized person within the meaning of the Act to execute and file the Certificate of Formation of the Company with the Secretary of State of the State of Delaware.

5. Registered Office; Registered Agent. The Company’s books and records shall initially be kept at 6501 William Cannon Drive West, Austin, Texas 78735. The name and address of the Company’s registered agent for service of process in the state of Delaware is Corporation Service Company, 2711 Centerville Road Suite 400, Wilmington, DE 19808. The Company’s agent for service of process in Delaware and the Company’s registered office in each state may be changed at any time, subject to any limitations as provided in the Act.

6. Title to Assets; Transactions; Tax Classification. The Member intends to treat the Company, for U.S. federal income tax purposes, as a disregarded entity. The Company shall keep title to all of its assets in its own name and not in the name of the Member. The Company shall enter into and engage in all transactions in its own name and not in the name of the Member. The Company shall keep books and records separate from those of the Member and shall at all times segregate and account for all of its assets and liabilities separately from those of the Member.

7. Member’s Name and Address. The name and the business address of the Member are as follows: Freescale Semiconductor, Inc., 6501 William Cannon Drive West, Austin, Texas 78735.

8. Capital Contributions. The Member shall make additional capital contributions in such form and at such time as the Member shall determine in the Member’s sole and absolute discretion; provided, however, that any such additional capital contributions shall be evidenced in writing and recorded in the books and records of the Company.

9. Liability of the Member. Except as otherwise expressly provided by the Act, the Member shall not be liable for any debts or losses of capital or profits of the Company or be required to contribute or lend funds to the Company.

10. Distributions. Subject only to (i) the laws of fraudulent, conveyance of the State of Delaware, (ii) Section 18-607 of the Act and (iii) any and all contractual restrictions agreed to by the Company or its Member in writing, the Member shall have authority to cause the Company to distribute cash or property to the Member, in such amounts, at such time and as of such record dates or the Member shall determine.

11. Management by Member.

(a) Management. The management of the Company shall be vested in the Member such that the decision of the Member shall govern. The Company shall not have any “Managers” within the meaning of the Act.

(b) Authority. The business and affairs of the Company shall be managed by the Member, provided however, that the Member may delegate to officers the authority to carry out the Company’s day-to-day functions. All actions by the Member shall be taken by unanimous agreement if there are one (1) or two (2) Members, or by majority vote if there are more than two (2), with each Member having one (1) vote. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company described herein, including all powers, statutory or otherwise, which may be delegated to the officers by the Member under the laws of the State of Delaware.

(c) Officers. The Member shall have the authority to appoint officers of the Company, with such powers, duties and compensation as determined by the Member. In the absence of a determination by the Member of the powers and duties of the officers, such officers shall have powers and duties similar to the powers and duties normally accorded to an officer of the same or similar title of a boldness corporation organized under the General Corporation Law of the State of Delaware. Each such officer shall hold such office until such officer resigns, is removed by the Member or otherwise is disqualified to serve, or such officer’s successor is elected and qualified by the Member. The Member shall have the authority to remove any officer from office, to fill any vacancy in an officer position, to elect or appoint successor officers or additional officers end to determine the powers, duties and compensation of all Company officers.

(d) Indemnity. The Member and officers shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act.

12. Limitation of Liability; Indemnification. Notwithstanding any other provision to the contrary contained in this agreement or the Act, neither the Member nor any officer shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Member or any assignee of the Member for any loss, damage, cost, liability, or expense incurred by reason of or caused by any act or omission performed or omitted by such Member, whether alleged to be based upon or arising from errors in judgment, negligence, or breach of duty (including alleged breach of any duty of care or duty of loyalty or other fiduciary duty), except for (i) acts or omissions the Member knew at the time of the acts or omissions were clearly in conflict with the interest of the Company, or (ii) any transaction from which the Member derived an improper personal benefit, (iii) a willful breach of this Agreement, or (iv) gross negligence, recklessness, willful misconduct, or knowing violation of law. Without limiting the foregoing, neither the Member nor any officer shall in any event be liable for (A) the failure to take any action not specifically required to be taken by the Member or officer under the terms of this Agreement or (B) any mistake, misconduct, negligence, dishonesty or bad faith on the part of any employee or other agent of the Company appointed in good faith by the Member.

13. Dissolution and Winding Up. The Company shall dissolve only upon the first to occur of any of the following events: (a) approval of the Member to dissolve the Company; (b) the sale of all or substantially all of the assets of the Company; or (c) the entry of a decree of judicial dissolution. Upon dissolution of the Company, the Member shall wind up the Company’s affairs. Following the dissolution of the Company, the assets of the Company shall be applied to satisfy claims of creditors and distributed to the Member in liquidation as provided in the Act by the persons charged with winding up the affairs of the Company.

14. Books and Records. The Company shall keep books and records and its principal place of business, which shall set forth an accurate account of all transactions of the Company, which shall enable the Company to comply with the requirement that it segregate and account for its assets and liabilities separately from those of the Member, and which shall comply with all other requirements of law. The Company shall prepare financial statements at least annually, which shall include at least a balance sheet and an income statement.

15. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member, and the Member’s successors, transferees, and assigns.

16. Entire Agreement; Amendment. This Agreement constitutes the entire agreement with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements. All amendments to this Agreement shall be in writing and signed by the Member.

17. Headings. Sections and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

18. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid shall not affect the validity or legality of the remainder of this Agreement.

19. Governing Law. The laws of the State of Delaware shall govern this Agreement.

IN WITNESS WHEREOF, the Member has executed this Agreement effective as of this Effective Date.

Freescale Semiconductor, Inc.

By:	/s/ Daryl Raiford
Title:	Vice President & Chief Accounting Officer

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